Exhibit 99.1

ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES FIRST QUARTER FISCAL 2007 RESULTS

      Southampton, PA: July 11, 2006 – Environmental Tectonics Corporation (AMEX: ETC) (“ETC” or the “Company”) today announced financial results for the fiscal first quarter of 2007 which ended on May 26, 2006.

      For the first quarter of fiscal 2007 ETC had a net loss of $1,771,000 or $.20 per share (diluted), versus a net loss of $1,723,000 or $.19 per share (diluted) for the corresponding period of fiscal 2006. This increase in net loss was due primarily to a decrease in sales, corresponding gross profit, and higher research and development expenses. Acting as a partial offset were lower selling, general and administrative expenses and reduced interest expense.

      Sales for the first quarter of fiscal 2007 were $4,575,000 as compared to $5,915,000 for the first quarter of fiscal 2006, a decrease of $1,340,000 or 22.7%. The sales decrease primarily reflected a significant decrease in Pilot Training Systems (“PTS”) U.S. government sales (down $1,419,000, 95.2%), domestic and international environmental sales(down $616,000, 80.2% and $460,000, 84.3%, respectively) and domestic hyperbaric sales (down $400,000, 80.5%). Acting as partial offsets were increases in domestic sterilizer sales and international hyperbaric and PTS sales. In general, the reduced sales through-put reflected a significantly reduced opening backlog coupled with continued new contract booking pressures in most business areas. The market for aeromedical pilot training equipment has been adversely affected by worldwide budgetary pressures and the redirecting of training funds to support military actions and basic support services. Environmental product sales suffered from reduced domestic automotive sales coupled with the completion at the end of fiscal 2006 of significant contract work in China. The hyperbaric group placed less monoplace hyperbaric chambers domestically in the current period versus the prior period.

      Geographically, domestic sales in the first quarter of fiscal 2007 were $1,765,000 as compared to $2,045,000 in the first quarter of fiscal 2006, a decrease of $280,000 or 13.7%, reflecting the aforementioned combined sales performance in sterilizer, environmental and hyperbaric sales. Domestic sales represented 38.6% of the Company's total sales in the first quarter of fiscal 2007, up from 34.6% for the first quarter of fiscal 2006. U.S. Government sales in the first quarter of fiscal 2007 were $266,000 as compared to $1,492,000 in the first quarter of fiscal 2006 and represented 5.8% of total sales in the first quarter of fiscal 2007 versus 25.2% for the first quarter of fiscal 2006.

      International sales for the first quarter of fiscal 2007 were $2,544,000 as compared to $2,378,000 in the first quarter of fiscal 2006, an increase of $166,000 or 7.0%, and represented 55.6% of total sales as compared to 40.2% in the first quarter of fiscal 2006.

      Gross profit for the first quarter of fiscal 2007 was $1,014,000as compared to $1,482,000 in the first quarter of fiscal 2006, a decrease of $468,000 or 31.6%. This decrease reflected the aforementioned reduced sales level coupled with a 2.9 percentage point drop in the gross profit rate as a percent of revenue. The reduction in the rate primarily reflected a significant decrease in gross margin performance in PTS sales as the prior period included a significantly higher percentage of U.S. Government PTS sales at a higher rate. Additional rate decreases of a lesser amount were evidenced in environmental and sterilizer products. Partial offsets were seen in simulation, hyperbaric and entertainment products, all of which had double-digit improvements in gross profit rate as a percentage of revenues.

      Selling and administrative expenses for the first quarter of fiscal 2007 were $2,233,000 as compared to $2,627,000 in the first quarter of fiscal 2006, a decrease of $394,000 or 15.0%. The reduction reflected lower claim and associated legal costs and no increase in the bad debt reserve in the current period versus a significant increase in the prior period.

      Pre-tax loss for the first quarter of fiscal 2007 was $1,774,000 versus a pre-tax loss of $1,726,000 for the first quarter of fiscal 2006. Net loss was $1,771,000 versus a net loss of $1,723,000 for the prior year’s corresponding quarter. Although ETC reported a pre-tax operating loss during the current fiscal quarter, due to potential realization issues, no offsetting income tax benefit was recorded.

	Selected Financial Data
(thousands, except share and per share information)	Fiscal Quarter Ended
	May 26,	May 27,
	2006	2005

Sales	$4,575	$5,915
Gross profit	1,014	1,482
Operating loss	(1,442)	(1,152)
Pre-tax loss	(1,774)	(1,726)
Income tax expense	5	—
Minority interest	(8)	(3)
Net loss	$(1,771)	$(1,723)
Loss per share
Basic and diluted	$(.20)	$(.19)
Average shares	9,035,000	9,019,000

      William F. Mitchell, ETC’s President and Chairman, stated, “Historically our PTS open contract mix has included one large order (e.g., a centrifuge or an order for an entire training center of equipment), a few medium-priced simulators, and other low-end trainers. In the past, large dollar contracts tended to be received every 18 months to two years. Some significant events such as September 11, 2001 and the action in Iraq have disrupted this cycle. The ATS product line is especially sensitive to global economic and political pressures including anti-American sentiment. The first quarter of fiscal 2007 has seen a continuation of new contract delays due to budget constraints and other issues of our customers located throughout the world. Most of our PTS sales are to international government defense customers. Training budgets around the globe have been either eliminated, reduced significantly or converted from capital purchases of specialized pilot training equipment to the purchase of training services. In response, in fiscal 2006 we began construction of the National AeroSpace Training and Research Center (NASTAR Center). This center, set to open in January 2007, will offer a complete range of aviation training and research support for military and civil aviation as well as space travel and tourism. The NASTAR Center will house state of the art equipment including the ATFS-400, GYROLAB GL-2000 Advanced Spatial Disorientation Trainer, Hypobaric Chamber and Night Vision and Night Vision Goggle Training System. These products represent 37 years of pioneering development and training solutions for the most rigorous stresses encountered during high performance aircraft flight including the effects of altitude exposure, High G exposure, spatial disorientation and escape from a disabled aircraft.

      “In our simulation line, we have made significant progress in advancing and enhancing our Advanced Disaster Management Simulation (“ADMS”) line of products. Graphics are sharper and more realistic, interactivity and connectivity of objects is tighter, additional disaster scenarios have been added, and we have made the hardware configuration more user friendly. However, this effort has put pressure on our gross margins. Late in the 2006 fiscal year we began a telemarketing campaign and added experienced marketing staff. Although these actions will initially increase operating expenses, early responses from the market imply that these marketing efforts will result in an increased order flow for the ADMS line.

      “Our sterilizer line has continued to experience a strong proposal backlog and we expect some significant bookings in this group shortly. Sterilizers have seen a shift again to mid-to-high range steam applications. This line is our most steady performer, generating consistently higher gross margins, and the one which requires the least amount of engineering effort and administrative support.

      “The environmental business has shifted its focus towards domestic automotive applications, although we continue to entertain bids in China and other international locations. Standardization of applications, repeatability of standard product sales and pre-shipment factory testing is the key to success in this business. To accommodate the shift, we are utilizing the high skill sets of our environmental installation crew to aid in the other business areas.

      “We continue to receive inquiries for our monoplace hyperbaric line although follow through in the domestic market tends to be bureaucratic and drawn out. We recently added a professional sales person to promote this line.

      “Although I am disappointed in the operating results for the first quarter, I am very optimistic that the new NASTAR Center approach will allow ETC’s ATS line to eventually evolve into a services and technology provider.”

     ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, ”will”, ”should”, ”could”, ”would”, ”expect”, ”plan”, ”anticipate”, ”believe”, ”estimate”, ”continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 24, 2006.

Contact: Duane D. Deaner, CFO          Tel: 215-355-9100          (ext. 1203)          Fax: 215-357-4000

               ETC – Internet Home Page:   http://www.etcusa.com